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                                                                    EXHIBIT 10.8


                              FORM OF AMENDMENT TO
                           FORM OF SERVICE AGREEMENT


         This Amendment to Service Agreement (this "Amendment") is made and entered into as of ______, 199_, by and between Plastic Surgery Company, a Georgia corporation ("PSC"), formerly known as Better Image, Inc., and _________________, a ______________________ (the "Practice").

                                    RECITALS

         WHEREAS, the Practice owns and operates a cosmetic and reconstructive surgery practice and furnishes specialized medical care to the general public though the services of surgeons affiliated with the Practice (the "Surgeons"); and

         WHEREAS, PSC is a company formed to own certain assets of, provide personnel and practice management services to, and manage the business affairs of cosmetic and reconstructive surgery practices; and

         WHEREAS, pursuant to that certain Service Agreement dated as of ___________ (the "Agreement") by and between PSC and the Practice, and the Practice agreed to enter into a business relationship pursuant to which PSC would provide certain services and manage the business affairs of the Practice; and

         WHEREAS, the parties desire to amend the Agreement to reflect the understanding of the parties regarding this business relationship;

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties hereby agree as follows:

         1.       Amendment of Service Agreement. The parties agree that Section
3.1 of the Agreement shall be amended and restated as follows:

                  3.1 Service Fees. The Practice shall pay to PSC a fee for the services provided hereunder (the "Service Fee"), subject to the provisions of
Section 3.3 below, of 15% of Net Cash. Except as otherwise provided, the amounts to be paid to PSC under this section shall be payable monthly in arrears on the date that the Practice's financial statements for such period are completed. The amounts shall be paid based upon the previous month's operating results of the Center. Upon preparation of quarterly financial statements within forty-five
(45) days after the end of each calendar quarter, adjustments to the Service Fee for the applicable quarter, if any are required, shall be made. Any amounts owing to the Practice (as a result of a quarterly adjustment) shall be remitted by PSC to the Practice. Any amounts owing to PSC by the Practice (as a result of a quarterly adjustment) shall be deemed a Center Expense and paid as provided herein.

         2.       Amendment of Service Agreement. The parties agree that Section
3.3 of the Agreement shall be amended and restated as follows:

                  3.3 Definitions. For the purposes of this Agreement, the following definitions shall apply and shall comply with generally accepted accounting principles:




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                  i.       "Adjustments" shall mean any adjustments to Net Cash
                           for uncollectible accounts, professional courtesies and other activities, contractual allowances and discounts that do not generate a collectible fee.

                  ii. "Center Expenses" shall mean all operating and non-operating expenses incurred in the operation of the Center, excluding any state and federal income taxes, and including, without limitation:

                           (1)         Salaries, benefits, payroll taxes,
                                    workers compensation, health insurance,
                                    401(k) and other benefit plans, and other direct costs of all employees of PSC at the Center, including nurses (but excluding all Surgeons); provided that only expenses for health insurance, 401(k) and other benefit plans approved by the Practice shall be included;

                           (2)         Obligations of PSC under leases or
                                    subleases entered into in connection with the operation of the Center;

                           (3)         Personal property and intangible taxes
                                    assessed against PSC's assets used in
                                    connection with the operation of the Center, commencing on the Effective Date (as hereinafter defined) of this Agreement;

                           (4)         Malpractice insurance expenses and
                                    Surgeon recruitment expenses as agreed by PSC and the Practice;

                           (5)         Property, casualty and liability
                                    insurance for the Center and its operations;

                           (6)         Amortization of intangible asset value
                                    as a result of each such acquisition
                                    referred to in subsection (vii) above;

                           (7)         Depreciation of all assets owned by PSC
                                    and used by the Practice in the operation of the Center;

                           (8)         Repayment of any advances (and the
                                    interest thereon) made by PSC to the
                                    Practice pursuant to Section 1.12(b);

                           (9)         Advertising and other marketing expenses
                                    attributable to the promotion of the Center and/or its Surgeon(s) and consented to by the Practice; and

                           (10)        Other expenses incurred by PSC with the
                                    consent of the Practice in carrying out its obligations hereunder for the benefit of the Center or the Practice; provided, however, that such expenses shall not include PSC's home office overhead expenses.

                  iii. "Contract" shall mean the agreement entered into by patients with the Practice for the provision of surgical services at a predetermined fee.

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                  iv.      "Net Cash" shall mean all cash resulting from fees
                           and charges for each month earned and collected by and on behalf of the Practice as a result of professional medical services personally furnished to patients by the Surgeons and those under the Surgeons' supervision and other fees or income generated in their capacity as a professional, less any Adjustments.

         3.       Amendment of Service Agreement. The parties agree that Section
5.5 of the Agreement shall be amended and restated as follows:

                  5.5 Closing of Repurchase by the Practice and Effective Date of Termination. Unless another form of payment is agreed to by PSC at such time, the Practice shall pay cash to PSC for (i) the assets repurchased pursuant to
Section 5.4 and (ii) an amount equal to the Service Fee that would have been payable hereunder based on Net Cash earned and collected prior to the termination of this Agreement. The amount of the purchase price shall be reduced by the amount of debt and liabilities of PSC assumed by the Practice and shall also be reduced by any payment PSC has failed to make under this Agreement. The Practice and all Surgeons shall execute such documents as may be required to assume the liabilities set forth in Section 5.4(c) and shall use its or their best efforts to remove PSC from any liability with respect to such repurchased assets and with respect to any property leased or subleased by PSC. The closing date for the repurchase shall be determined by the Practice, but shall in no event occur later than 180 days from the date of the notice of termination. The termination of this Agreement shall become effective upon the closing of the sale of the assets and the Practice and PSC shall be released from the restrictive covenants provided for hereunder on the closing date. From and after any termination, each party shall provide the other party with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

         4.       Miscellaneous.

         a. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopies, telegraphed or telexed (transmission confirmed), or otherwise actually delivered in accordance with the notice provisions of Section 7.3 of the Agreement.

         b. Severability and Governing Law. Should any Section or any part of a Section within this Amendment be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Amendment. This Amendment is made and entered into in the State of Georgia and the internal laws of the State of Georgia (without regard to the principles of conflicts of laws) shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

         c. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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         d.       Captions and Section Headings. Section titles or captions
contained in this Amendment are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         e. Further Assurances. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Amendment.

         f. Definitions. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.

         g. Survival. Except as specifically modified by this Amendment, the Agreement remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Service Agreement as of the day and year first above written.

                                      THE PLASTIC SURGERY COMPANY



                                      By:
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                                      BY:
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